                                                                    EXHIBIT 2.22

                          AGREEMENT AND PLAN OF MERGER



                                 by and between



                              IXL HOLDINGS, INC.,

                                 iXL-DC, INC.,

                           IMAGE COMMUNICATIONS, INC.

                                      AND

                             THE IMAGE SHAREHOLDERS



                           Dated as of July 13, 1998

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


  THIS AGREEMENT AND PLAN OF MERGER is entered into as of this 13th day of July, 1998, by and between Image Communications, Inc., a Virginia corporation ("Image"), IXL Holdings, Inc., a Delaware corporation ("Parent"), iXL-DC, Inc., a Delaware corporation, or its successors or assigns ("Sub"), and the shareholders of Image as listed on the signature page hereto (the "Image Shareholders").

                                 R E C I T A L S:
                                 - - - - - - - -

  A. Image is engaged in the business of developing internet sites and furnishing internet services, including website design and maintenance (the "Image Business").

  B. Image and Sub each desire to merge their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Merger").

  C. The Image Shareholders collectively own 100% of the issued and outstanding capital stock of Image (the "Image Stock").

  D. The respective Boards of Directors of Parent, Sub and Image, and the respective shareholders of Sub and Image, have approved the Merger, upon the terms and subject to the conditions set forth herein.

  E. The parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                 ARTICLE I

                                 THE MERGER

  1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), (a) Image shall be merged with and into Sub, (b) the separate existence of Image shall cease, and (c) Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name iXL-DC, Inc. For purposes of this Agreement, Sub shall be referred to, for the period commencing on the Effective Time, as the "Surviving Corporation."
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  1.2  Closing and Closing Date.  Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days after satisfaction of the conditions set forth in Sections
7.1 and 7.2 hereof) (the "Closing Date") at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Rd., Ste. 1100, Atlanta, GA 30305, unless another date or place is mutually agreed to by the parties.

  1.3 Effective Time of the Merger. At the Closing, the parties hereto shall cause (a) a certificate of merger (the "Delaware Certificate of Merger") to be filed with the office of the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"); and (b) Articles of Merger (the "Virginia Articles of Merger"; collectively with the Delaware Certificate of Merger, the "Certificate of Merger") to be filed with the office of the State Corporation Commission of Virginia in accordance with the provisions of the Virginia Stock Corporation Act (the "VSCA"). When used herein, the term "Effective Time" shall mean the time when the Certificate of Merger has been accepted for filing by the Secretary of State of Delaware and the State Corporation Commission of Virginia, respectively, or such time as otherwise specified therein.

  1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL and the VSCA. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.


                                  ARTICLE II

                           THE SURVIVING CORPORATION

  2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub, a form of which is attached hereto on Schedule 5.1, shall be the Certificate of
                                    ------------
Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

  2.2 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws of Sub is included on Schedule 5.1 hereto.
                                    ------------

  2.3 Board of Directors; Officers. The Board of Directors and officers of Sub immediately prior to the Effective Time shall be the Board of Directors and officers, respectively, of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                              CONVERSION OF SHARES

  3.1  Merger Consideration.  As of the Effective Time:

       (a) All shares of Image Stock owned by Image shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of Image or Sub, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

       (b) Each issued and outstanding share of Image Stock (other than any Dissenting Shares, as defined in Section 3.2 hereof) shall, upon surrender to Sub, at the Closing, of the underlying share certificates, be converted into, and become exchangeable for, (i) a number of shares of validly issued, fully paid and nonassessable Class B Common Stock of Parent, $.01 par value (the "Parent Stock") based on the following equation:

            PS=   [(300,000 x 1.875) + X] - D
                                       --  --
                                       $10   $10
                  -------------------------------
                           S + O

  where:

          PS   =    the number of shares of Parent Stock (valued, as of the
                    Closing, at $10 per share) for which each share of Image
                    Stock shall be exchanged pursuant to the Merger

          D    =    the outstanding indebtedness of Image (the "Image Debt"),
                    including debt for borrowed money and accrued interest thereon, capital leases, any unpaid legal, accounting or other fees of Image, and that portion of accounts payable and accrued expenses that exceeds the 12 month average during Image's most recent fiscal year, all to be determined as of three business days prior to the Closing Date and all as determined in accordance with generally accepted accounting principles ("GAAP")

          S    =    the number of issued and outstanding shares of Image Stock on the Closing Date

          O    =    the total number of options to purchase Image Stock
                    outstanding on the Closing Date, to be exchanged for options to acquire Parent Stock pursuant to Section 6.6(b) hereof

          X    =    one-half of the aggregate exercise price of O, as set forth on Schedule 3.1(b) hereto; and

(ii) the Escrowed Stock (as hereinafter defined), if any, to be determined pursuant to Section 6.8 hereof.

         (c) Each issued and outstanding share of common stock of Sub shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of Image or Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

   3.2 Dissenting Shares. Notwithstanding any provision hereof to the contrary, any shares of Image Stock held by a Dissenting Shareholder (as hereinafter defined) shall not be converted as described in Section 3.1(b) hereof, but instead shall be converted into the right to receive the consideration due a Dissenting Shareholder pursuant to the DGCL or VSCA, as applicable, provided, however, that if a Dissenting Shareholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right for appraisal under the terms of the DGCL or VSCA, as applicable, then the Image Stock held by such Dissenting Shareholder (the "Dissenting Shares") shall be deemed to be converted as of the Effective Time in accordance with the provisions of Section 3.1 hereof. Image shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any such demands. All amounts paid to Dissenting Shareholders shall be paid without interest thereon (to the extent permitted by applicable law) by the Surviving Corporation. For purposes hereof, the term "Dissenting Shareholder" shall mean a Image Shareholder who (a) objects to the Merger; and (b) complies with the applicable provisions of the DGCL or VSCA concerning dissenter's rights.

  3.3 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing Image Stock shall cease to have any rights as stockholders of Image, except as provided herein or by applicable law.

  3.4 Closing of Image's Transfer Books. At the Effective Time, the stock transfer books of Image shall be closed and no transfer of Image Stock shall be made thereafter. If after the Effective Time, certificates for Image Stock are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for a consideration as set forth in Section 3.1 hereof, subject to applicable law in the case of Dissenting Shareholders.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF IMAGE

  Image, and Jeff Gordon and Randy Coppersmith (collectively, the "Controlling Shareholders"), jointly and severally, represent and warrant to Parent and Sub all of the representations and warranties in this Article IV. In addition, each other Image Shareholder severally but not jointly makes the representations and warranties solely with respect to such Image Shareholder in Sections 4.2, 4.3(c), 4.5, 4.31, 4.32, 4.33 and 4.34 hereof. All representations and warranties in this Article IV shall survive the Closing in accordance with
Section 10.1 hereof.

  4.1 Organization and Qualification. Image is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Image has the requisite corporate power and authority to carry on the Image Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Articles of Incorporation and Bylaws of Image as in effect on the date hereof are attached as Schedule 4.1 hereto. The minute book of Image, a true and complete
            ------------
copy of which has been delivered to Parent, (a) accurately reflects all action taken by the directors and shareholders of Image at meetings of Image's Board of Directors or shareholders, as the case may be; and (b) contains true and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or shareholders.

  4.2 Authority. Image has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by Image have been duly and validly authorized and approved by Image's Board of Directors and the Image Shareholders, and no other corporate or shareholder proceedings on the part of Image, its Board of Directors or the Image Shareholders is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Image and each Image Shareholder, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of Image and each Image Shareholder, enforceable against Image and each Image Shareholder in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

  4.3  Capitalization.

       (a) The authorized capital stock of Image consists of (i) 5,000 shares of common stock, $1 par value, of which 1,395.3 shares are validly issued and outstanding, fully paid and nonassessable, of which the Image Shareholders own 100%; and (ii) 5,000 shares of Preferred Stock, of which no shares are validly issued and outstanding, fully paid and nonassessable. All outstanding capital stock of Image was issued in accordance with applicable federal and state securities laws. Except as set forth on Schedule 4.3(a) hereto, there are no
                                        -----------
options, warrants, calls, convertible notes, agreements, commitments or other rights presently outstanding that would obligate Image or any of the Image Shareholders to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, Image has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Image. Schedule 4.3(a) sets forth a
                                                 ---------------
list of (i) all holders of record of (A) Image Stock, and (B) options, warrants, convertible notes or other rights to purchase capital stock of Image (collectively, "Image Stock Rights"); (ii) the number of shares held by each Image Shareholder and the number of shares of capital stock of Image represented by the Image Stock Rights; and (iii) the exercise price for each Image Stock Right.

       (b) All of the issued and outstanding shares of capital stock of Image are validly issued, fully paid and nonassessable.

       (c) Except as set forth on Schedule 4.3(c) hereto, each Image Shareholder
                                  ---------------
represents and warrants that the Image Stock held by such Image Shareholder is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien").

  4.4 Subsidiaries. Image has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

  4.5  No Conflicts, Required Filings and Consents.  Except as set forth on

Schedule 4.5 hereto, none of (i) the execution and delivery of this Agreement by
------------
Image or the Image Shareholders, (ii) the consummation by Image and the Image Shareholders of the transactions contemplated hereby or (iii) compliance by Image with any of the provisions hereof will:

       (a) conflict with or violate the Articles of Incorporation or Bylaws of Image;

       (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Image or any of the Image Shareholders, or by which Image or any of its properties or assets may be bound or affected;

       (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which Image is a party or by which Image or any of its properties or assets may be bound or affected;

      (d) result in the creation of any Lien on any of the property or assets of Image; or

      (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"), except for the filing of the Certificate of Merger pursuant to the DGCL and the VSCA; or (ii) any other individual or Entity (collectively, a "Person").

  4.6 Financial Statements. Image has heretofore furnished Parent with a true and complete copy of (a) the audited financial statements of Image for the years ended December 31, 1995, 1996 and 1997; and (b) the unaudited financial statements of Image for the four month period ended April 30, 1998 (all of the foregoing collectively herein referred to as the "Image Financial Statements"). Except as disclosed therein, the Image Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and normal year end adjustments in the case of the Image Financial Statements for the period ended April 30, 1998) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of Image as of the dates, and during the periods, indicated therein.

  4.7  Absence of Changes.  Except as provided in Schedule 4.7 hereto and except
                                                  ------------
as contemplated hereby, since December 31, 1997 (a) Image has not entered into any transaction that was not in the ordinary course of business; (b) except for sales of services and licenses of software in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of Image; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of Image in respect of its stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of Image; (d) there has been no declaration, payment, or commitment for the payment, by Image, of a bonus or other additional salary, compensation, or benefit to any employee of Image that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business; (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by Image, or waiver of any right of Image;
(f) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of Image (other than Image Accounts Receivable as defined in Section 4.26 hereof) written down in the ordinary course of business in excess of $10,000 for any single Image Accounts Receivable, or $25,000 in the aggregate); (h) there has been no material damage, or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the Image Business or the operations of Image;
(i) there has been no loan by Image, or guaranty by Image of any loan, to any employee of Image (other than travel and similar advances in the ordinary course of business); (j) Image has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of Image; (k) there has been no termination or resignation of any key employee or officer of Image, and to the knowledge of Image, no such termination or resignation is threatened;
(l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Image Business, to which Image is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby; (m) Image has not failed to satisfy any of its debts, obligations or liabilities related to the Image Business or the assets of Image as the same become due and owing (except for Image Accounts Payable (as defined in Section 4.27 hereof) payable in accordance with past practices and in the ordinary course of business, or being contested in good faith); (n) there has been no agreement or commitment by Image to do any of the foregoing; and (o) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial condition of Image.

  4.8  Undisclosed Liabilities.  Except as set forth on Schedule 4.8 hereto,
                                                        ------------
Image has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after December 31, 1997, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Image; (b) liabilities reflected on the Image Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

  4.9  Title to Properties.  Except as set forth on Schedule 4.9 hereto, Image
                                                    ------------
has good and marketable title to all tangible property and assets used in the Image Business, and good and valid title to its leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.11 hereof).

  4.10 Equipment. Image has heretofore furnished Parent with a true and correct list of all items of tangible personal property (including computer hardware) necessary for or used in the operation of the Image Business in the manner in which it has been and is now operated by Image ("the Image Equipment"), except for personal property having a net book value of less than $1,000. Except as set forth on Schedule 4.10 hereto, each material item of
                                -------------
Image Equipment is in good condition and repair, ordinary wear and tear excepted.

  4.11 Intellectual Property.

       (a) Image has heretofore furnished Parent with a true and complete list of all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights (and all pending applications for any of the foregoing) used by Image in the conduct of the Image Business (together with trade secrets and know how used in the conduct of the Image Business, the "Image Intellectual Property Rights"). Image owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the Image Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Image, threatened, that Image is infringing or otherwise adversely affecting the rights of any Person with regard to any Image Intellectual Property Right. To the knowledge of Image, no Person is infringing the rights of Image with respect to any Image Intellectual Property

Right. Neither Image nor, to the knowledge of Image, any employee, agent or independent contractor of Image, in connection with the performance of such Person's services with Image, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

       (b) Image has heretofore furnished Parent with a true and complete list of all material computer software used by Image in the conduct of the Image Business (the "Image Software"). Image currently licenses, or otherwise has the legal right to use, all of the Image Software (including any upgrade, alteration or enhancement with respect thereto), and all of the Image Software is being used in compliance in all material respects with any applicable license or other agreement.

  4.12  Real Property.  Except as set forth on Schedule 4.12 hereto:
                                               -------------

        (a) Image has a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Image Business (the "Image Real Property"). Image owns no real property. Except for Permitted Liens, and for the items set forth on Schedule 4.12, there are no Liens on Image's interest in any of the Image Real Property.

        (b) There are no parties in possession of any portion of the Image Real Property other than Image, whether as sublessees, subtenants at will or trespassers.

        (c) To the knowledge of Image, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the Image Leases (as hereinafter defined), any material expenditure by Image to modify or improve any of the Image Real Property to bring it into compliance therewith.

  4.13  Leases.  Schedule 4.13 hereto sets forth a list of all leases pursuant
                 -------------
to which Image leases, as lessor or lessee, real or personal property used in operating the Image Business or otherwise (the "Image Leases"). Copies of the Image Leases, all of which have previously been provided to Parent, are true and complete copies thereof. All of the Image Leases are valid, binding and enforceable against Image and, to the knowledge of Image, against the other parties thereto, in accordance with their respective terms, and there is not under any such Image Lease any existing default by Image, or, to the knowledge of Image, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Image has not received notice that the lessor of any of the Image Leases intends to cancel, suspend or terminate such Image Lease or to exercise or not exercise any option thereunder.

  4.14  Contracts.  Schedule 4.14 hereto sets forth a true and complete list of
                    -------------
all contracts, agreements and commitments (whether written or oral) to which Image is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to Image Intellectual Property Rights and the like (collectively, the "Image Contracts"); excepting only those Image Contracts which involve less than $10,000 and are cancelable, without penalty, on no more than 90 days' notice. The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which Image is a party or by which it or any of its properties or assets is otherwise bound, and that are not listed on Schedule
                                                                        --------
4.14, is less than $50,000 (calculating such value by adding together the value
----
of rights and obligations, and not by determining the net amount thereof).

  True and complete copies of all Image Contracts (or a true and complete narrative description of any oral Image Contract) have previously been provided to Parent. Neither Image nor, to the knowledge of Image, any other party to any of the Image Contracts (x) is in material default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Image Contracts, or (y) has waived any right it may have under any of the Image Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of Image. All of the Image Contracts constitute the valid and binding obligations of Image, enforceable in accordance with their respective terms, and, to the knowledge of Image, of the other parties thereto.

  4.15  Directors and Officers.  Schedule 4.15 hereto sets forth a list, as of
                                 -------------
the Closing Date, of the name of each director and officer of Image and the position(s) held by each.

  4.16 Payroll Information. Image has previously provided Parent with a true and complete copy of the payroll report of Image dated June 30, 1998, showing all current employees of Image and their current levels of compensation, other than bonuses and other extraordinary compensation, all of which bonuses and other extraordinary compensation is set forth in Schedule 4.16 hereto. Image
                                                 -------------
has paid all compensation required to be paid to employees of Image on or prior to the date hereof other than compensation (and bonuses pursuant to arrangements described in Schedule 4.16) accrued in the current pay period.
             -------------

  4.17  Litigation.  Except as set forth on Schedule 4.17 hereto, there is no
                                            -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Image, threatened against or affecting Image or the Image Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Image.

  4.18  Employee Benefit Plans/Labor Relations.

        (a) Except as disclosed in Schedule 4.18 hereto, there are no employee
                                   -------------
benefit plans, agreements or arrangements maintained by Image, including (i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "Image Benefit Plans"). All Image Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No material default exists with respect to the obligations of Image under any Image Benefit Plan.

       (b) Image is not a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of Image; no representation campaign or election is now in progress with respect to any employee of Image; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Image, threatened, relating to or affecting the Image Business. To the knowledge of Image, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

  4.19  ERISA.

       (a) All Image Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the Image Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No Image Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Image has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Image Benefit Plans that would subject Image to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Image has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 4.19 hereto or
                                                         -------------
pursuant to the terms of the Image Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Image,
(ii) increase any benefit otherwise payable under any Image Benefit Plan or
(iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

  (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Image Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with Image under Section 4001 of ERISA or Section 414 of the Code, within the 12-month period ending on the Closing Date. Image has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Image Benefit Plan that remains unpaid.

  4.20  Taxes.

       (a) Image has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Image on or prior to the Closing Date. Image has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Image (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Image Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled.

       (b) Image is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

       (c) Image has not consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and Image has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

  4.21 Compliance with Applicable Laws. Image holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Image, as appropriate, and to carry on the Image Business as now conducted (the "Image Permits"). To the knowledge of Image, Image is in material compliance with all applicable laws, ordinances and regulations and the terms of the Image Permits. Except as set forth on Schedule 4.21 hereto, all of the Image Permits
                                 -------------
are fully assignable by Image in connection with the Merger.  Schedule 4.21 sets
                                                              -------------
forth a true and complete list of all Image Permits, true and complete copies of which have previously been provided to Parent.

  4.22 Board of Directors/Shareholder Consent. Both the Board of Directors of Image and the Image Shareholders have adopted and approved this Agreement and the transactions contemplated hereby (including the Merger).

  4.23  Brokers.  Except as set forth on Schedule 4.23 hereto, no broker or
                                         -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of Image.

  4.24  Environmental Matters.

       (a) To the knowledge of Image, no real property currently or formerly owned or operated by Image is contaminated with any Hazardous Substance (as hereinafter defined);

       (b) Image is not a party to any litigation or administrative proceeding nor, to the knowledge of Image, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that Image (i) violated any Environmental Law (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance.

       (c) To the knowledge of Image, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Image containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law.

       (d) To the knowledge of Image, Image is not subject to any judgment, order or citation related to or arising out of any Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

       (e) For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

     4.25 Interest in Customers, Suppliers and Competitors. Except as provided in Schedule 4.25 hereto, no officer, director, shareholder or employee of Image
   -------------
and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of Image, or in any Person from whom or to whom Image leases any real or personal property, or in any other Person with whom Image is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations.

  4.26 Accounts Receivable. All accounts, notes, contracts and other receivables of Image (collectively, "Image Accounts Receivable") were acquired by Image in the ordinary course of business arising from bona fide transactions. To the knowledge of Image, there are no set-offs, counterclaims or disputes asserted with respect to any Image Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the Image Financial Statements and, to the knowledge of Image and subject to such reserve, all Image Accounts Receivable are collectible in full. Image has previously provided Parent with a true and complete aging report prepared as of April 30, 1998 which shows the time elapsed since invoice date for all Image Accounts Receivable as of such date.

  4.27 Accounts Payable. All material accounts, notes, contracts and other amounts payable of Image (collectively, "Image Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. Image has previously provided Parent with a true and complete aging report prepared as of April 30, 1998 which shows the time elapsed since invoice date for all Image Accounts Payable as of such date.

  4.28 Insurance. Image currently maintains, in full force and effect, all insurance policies that are required to be maintained for the conduct of the Image Business or the ownership of Image's property (both real and personal) (collectively, the "Image Insurance Policies"). The Image Insurance Policies are listed on Schedule 4.28 hereto, and true and complete copies of all Image
              -------------
Insurance Policies have previously been provided to Parent. Image (a) is not in default in any material respect regarding the provisions of any Image Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

  4.29 Bankruptcy. Image has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

  4.30  Image Debt.  As of the date hereof, the Image Debt, as detailed in
Schedule 4.30 hereto, is not in excess of $800,000.
-------------

  4.31 Accredited Investors; Investment Purpose. Each Image Shareholder represents that he (a) is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"); (b) is acquiring the Parent Stock solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof; and
(c) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) except in compliance with the Securities Act and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Second Amended and Restated Stockholders' Agreement of Parent, dated December 17, 1997 (the "Stockholders' Agreement).

  4.32 Restrictions on Transfer. Each Image Shareholder acknowledges that (a) the Parent Stock received by him hereunder has not been registered under the Securities Act; (b) the Parent Stock may be required to be held indefinitely, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Parent, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule;
(f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

  4.33 Ability to Bear Risk; Access to Information; Sophistication. Each Image Shareholder represents and warrants that (a) his financial situation is such that he can afford to bear the economic risk of holding Parent Stock acquired by him hereunder for an indefinite period; (b) he can afford to suffer the complete loss of such Parent Stock; (c) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (d) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock; (e) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (f) he (i) has reviewed the Private Placement Memorandum of Parent dated June 30, 1998 (the "Memorandum"), (ii) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries (as hereinafter defined), and
(iii) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger.

  4.34 Disclosure. No statement of fact by Image or any Image Shareholder contained herein and no written statement of fact furnished by Image or any Image Shareholder to Parent or Sub in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not materially misleading.

  4.35 Projection of Image 1998 Gross Revenue. The projected gross revenue of Image for calendar year 1998 is $3,000,000 (the "Projection").

  4.36 Nature of Liabilities. Any unpaid legal, accounting or other fees of Image are solely and directly related to the Merger.


                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Each of Parent and Sub jointly and severally represents and warrants to Image and the Image Shareholders, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof, as follows:

  5.1 Organization and Qualification. Each of Parent and its Subsidiaries (as defined in Section 10.11 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Sub as in effect on the date hereof are attached as Schedule 5.1 hereto.
                                                ------------

  5.2 Authority. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective board of directors and by Sub's sole shareholder, and no other corporate or shareholder proceedings on the part of either Parent or Sub, or their respective board of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by Image and the Image Shareholders, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

  5.3  No Conflicts, Required Filings and Consents.  Except as set forth on

Schedule 5.3 hereto, none of the execution and delivery of this Agreement by
------------
Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

       (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, or the organizational documents of any other Subsidiaries;

       (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

       (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

       (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

       (e) require any Consent of (i) any Governmental Entity (except for (x) compliance with any applicable requirements of any applicable securities laws, and (y) the filing of the Certificate of Merger pursuant to the DGCL and the
VSCA); or (ii) any other Person.

  5.4  Litigation.  Except as set forth on Schedule 5.4 hereto, there is no
                                           ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

  5.5  Brokers.  Except as disclosed on Schedule 5.5 hereto, no broker or finder
                                        ------------
is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

  5.6  Parent Stock.

       (a) As of the date hereof the authorized capital stock of Parent consists of (i) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 10,319,628 shares are validly issued and outstanding (without taking into account any shares of Parent Stock to be issued pursuant hereto, or pursuant to any of the Potential Acquisitions as defined in the Memorandum), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 174,061 (as of the Closing Date, 174,526) shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, and (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule
                                                                      --------
5.6 hereto, there are no options, warrants, calls, agreements, commitments or
---
other rights presently outstanding that would obligate Parent to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the Closing Date, Parent has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Parent.

       (b) When delivered to the Image Shareholders in accordance with the terms hereof, the Parent Stock will be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by federal and state securities laws.

  5.7  Subsidiaries.  Except as set forth on Schedule 5.7 hereto, Parent has no
                                             ------------
subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 5.7
                                                                    ------------
lists the name of each of the Subsidiaries of Parent, and indicates their respective jurisdictions of incorporation.

  5.8 Financial Statements. Parent has heretofore furnished Image with a true and complete copy of (a) the audited financial statements of iXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (b) the audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (c) the audited consolidated financial statements for Parent and its Subsidiaries for the eight months ended December 31, 1996 and for the year ended December 31, 1997; and (d) the unaudited consolidated financial statements for Parent and its Subsidiaries for the four month period ended March 31, 1998 (all of the foregoing, collectively, "Parent Financial Statements"). The Parent Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flow of Parent at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).

  5.9  Undisclosed Liabilities.  Except as set forth on Schedule 5.9 hereto,
                                                        ------------
neither Parent nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Parent and its Subsidiaries, taken as a whole; (b) liabilities reflected on the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

  5.10 Compliance with Applicable Laws. Parent or its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Parent and its Subsidiaries, as appropriate, and to carry on Parent's business as now conducted (the "Parent Permits"). To the knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the Parent Permits.

  5.11 Board of Directors/Shareholder Consent. The board of directors of Parent, and both the board of directors and shareholder of Sub, have, by unanimous written consent or other action, adopted and approved this Agreement and the transactions contemplated hereby (including the Merger).

  5.12 Bankruptcy. Neither Parent nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

  5.13  Absence of Changes.  Except as provided in Schedule 5.13 hereto, since
                                                 -------------
December 31, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to Parent and its Subsidiaries, taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to Parent's capital stock; (e) any material change in Parent's accounting principles, practices or methods; (f) any split, combination or reclassification of any of Parent's capital stock, or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

  5.14 Taxes. Parent and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Parent and its Subsidiaries on or prior to the Closing Date. Parent and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Parent and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Parent Financial Statement). As of the Closing Date, all deficiencies proposed as a result of any audits have been paid or settled.

  5.15 Disclosure. No statement of fact by Parent or Sub contained herein and no written statement of fact furnished or to be furnished by Parent or Sub to Image in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

                                 ARTICLE VI

                             ADDITIONAL AGREEMENTS

  6.1 Conduct of Business by Image Pending the Merger. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, unless Parent shall otherwise agree in writing, Image shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Image to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated hereby, unless Parent shall otherwise agree in writing, prior to the Effective Time, Image shall not, directly or indirectly:

       (a) (i) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any share of capital stock of Image or any other equity security thereof or any right, warrant, or option to acquire any such share or other security;

       (b) issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by Image or any security convertible into, or any right, warrant or option to acquire any such share or voting security;

       (c) amend its Articles of Incorporation, Bylaws or other comparable organizational documents;

       (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or (ii) any assets that are material, individually or in the aggregate, to Image;

       (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

       (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of Image, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation, or enter into or extend any employment agreement; or

       (g) authorize any of, or commit or agree to take any of, the foregoing actions.

  6.2 Access to Information. From the date hereof through the Effective Time, Image and Parent shall afford to the other of them and the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to the other of them all information concerning its business, properties and personnel as the other may reasonably request. Parent and Image, and their respective accountants, counsel and other representatives, shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of the other of them.

  6.3 Filings; Tax Elections. Image shall promptly provide Parent with copies of all filings made by Image with any Governmental Entity in connection herewith and the transactions contemplated hereby. Image shall, before settling or compromising any material income tax liability of Image, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

  6.4 Public Announcements. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Merger. Any such disclosure shall be coordinated by Parent, and none of the Image Shareholders shall make any such disclosure without the prior written consent of Parent.

  6.5 Transfer and Gains Taxes and Certain Other Taxes and Expenses. Parent agrees that, to the extent it is legally able to do so, the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

  6.6  Options.

       (a) Image hereby covenants and agrees that at the Effective Time, all of the Image Stock Rights (all of which are set forth on Schedule 4.3(a) hereto)
                                                      --------------
shall have been properly canceled and, except for the right to receive options to acquire Parent Stock described in Section 6.6(b) below, all rights and obligations thereunder shall have been terminated.

       (b) Parent hereby covenants and agrees that, at the Effective Time, each of the holders of Image Stock Rights shall receive options to purchase the number of shares of validly issued, fully paid and nonassessable Parent Stock, at the exercise price per share, as set forth on Schedule 6.6(b) hereto, all of
                                                 ---------------
which options shall have been issued pursuant to the IXL Holdings, Inc. 1996 Stock Option Plan, as amended (the "Parent Stock Option Plan").

  6.7 Further Assurances. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

  6.8 Escrowed Stock. Parent covenants that, at Closing and until March 1, 1999, it will escrow 350,000 shares of Parent Stock, at $10.00 per share (the "Escrowed Stock"), pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit "H" among the Image Shareholders, SunTrust
                            ----------
Bank, Atlanta ("Escrow Agent"), and Parent ("Escrow Agreement"). Image's Shareholders will be entitled to all, none or a portion of the Escrowed Stock on March 1, 1999, depending upon the gross revenue, as reflected on Parent's books, of for the fiscal year ending December 31, 1998 ("Actual Revenue") relative to the Projection, as follows:

     (a) If Actual Revenue is between $3,000,000 and $4,000,000, then Image's Shareholders will be entitled to a pro rata portion of the Escrowed Stock, determined by multiplying by 1.5 the amount by which Actual Revenue exceeds the Projection, and dividing the product by $10 per share; and

     (b) If Actual Revenue is between $4,000,000 and $5,000,000, then Image's Shareholders will be entitled, in addition to the 150,000 shares of Escrowed Stock for the first $1 million by which Actual Revenue exceeds the Projection, in accordance with Section 6.8(a) above, to a pro rata portion of the Escrowed Stock determined by multiplying the amount by which Actual Revenue exceeds $4,000,000 (with such excess capped at $1,000,000 for this purpose) by: (i) 2.0, if Image is profitable for fiscal year 1998, as reflected on Parent's books and as determined in accordance with EBITDA (earnings before interest, taxes, depreciation and amortization); or (ii) 1.0, if Image is not profitable as so reflected and as so determined, with the product of either of the multiplications described in Sections 6.8(b)(i) or (ii), whichever is applicable, being divided by $10 per share.

Parent and Image's Shareholders shall notify the Escrow Agent accordingly and, pursuant to the Escrow Agreement, (i) the portion of the Escrowed Stock to which the Image Shareholders are entitled, as determined by Parent in the foregoing manner, will be delivered to them, pro rata in accordance with their respective Image shareholdings immediately prior to the Effective Time; and (ii) any remaining Escrowed Stock shall be returned to Parent.

  6.9 Image Terminations or Amendments. Image shall, prior to or at the Closing, have (a) terminated its employment agreements (i) dated April 15, 1998 with Randall S. Coppersmith, including any entitlement of Mr. Coppersmith to an increased salary, or to have Image (or any successor thereto) loan him money to exercise options, in the event of a merger; and (ii) dated February 26, 1998 with Jeffrey R. Gordon, including any entitlement of Mr. Gordon to a percentage of gross sales; (b) amended its employment agreement dated September 15, 1996 with Pava Cohen, to delete any provision entitling Ms. Cohen to any commission or other payment based on a percentage of gross receipts or of net profits of Image (or any successor thereto); and (c) terminated any outstanding warrants of Image, except that Morino Enterprises, Inc. and Burton

Technology Partners, Ltd. shall have exercised their warrants to receive 80 and 19 shares of Company Stock, respectively.

  6.10 Payment of Image Debt. Parent will, at or promptly after the Effective Time, pay the amounts to the respective Image creditors set forth on Schedule
                                                                     --------
4.30 hereto (excluding (i) "Excess Estimated Accounts Payable" and (ii) any of
----
the five amounts payable to First Union National Bank), provided that (a) all such amounts have been included as Image Debt and therefore deducted from the Merger consideration payable hereunder; (b) any unpaid legal, accounting or other fees of Image are solely and directly related to the Merger; and (c) Parent shall have received, with respect to each item of indebtedness, a UCC termination, note cancellation or other evidence to Parent's satisfaction that such payment will extinguish the underlying debt, and that the respective creditor has no further claim against Image, Sub or Parent thereunder.


                                 ARTICLE VII

                             CONDITIONS PRECEDENT

  7.1 Conditions to Obligation of Image and the Image Shareholders to Effect the Merger. The obligation of Image and the Image Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

       (a) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Parent and Sub contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

       (b) (i) the appropriate officers of Parent shall have executed and delivered to Image at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-1" hereto, and (ii) the
                                          ------------
appropriate officers of Sub shall have executed and delivered to Image at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-2" hereto;
        ------------

       (c) Parent shall have obtained all of the Consents, if any, listed on
Schedule 7.1(c) hereto;
---------------

       (d) Image shall have received corporate certificates of good standing for Parent and Sub, and a copy of the Certificate of Incorporation for Parent and Sub, respectively, both as certified by the Secretary of State of Delaware;

       (e) there shall have been delivered to each of the Image Shareholders at the Closing, duly executed by Parent, an Agreement to be Bound to the Registration Rights Agreement
of Parent, dated as of Closing Date (the "Agreement to be Bound to the Registration Rights Agreement"), substantially in the form of Exhibit "B"
                                                              ----------
hereto;

       (f) Parent shall have executed and delivered at the Closing an Option Agreement for each of the Persons listed on Schedules 6.6(b) hereto receiving
                                            ---------------
options to purchase Parent Stock, substantially in the form of Exhibit "C"
                                                               ----------
hereto, and a Warrant for each of the Persons listed on Schedule 6.6(b) hereto
                                                        --------------
receiving a warrants to purchase Parent Stock;

       (g) Image shall have received, at the Closing, a duly executed opinion of counsel to Parent and Sub, substantially in the form of Exhibit "D" hereto;
                                                        ----------
       (h) Image shall have received from Parent and Sub such other documents as Image's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Image's counsel;

       (i) The Escrow Agreement shall have been executed and delivered at the Closing by Parent and the Escrow Agent; and

       (j) Image shall have completed its due diligence review of Parent and shall, in its sole and absolute discretion, be satisfied with the results thereof.

  7.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

       (a) Image and the Image Shareholders shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Image and the Image Shareholders contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

       (b) the appropriate officers of Image shall have executed and delivered to Parent at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "E" hereto.
                             -----------

       (c) Image and the Image Shareholders shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 7.2(c) hereto;
                                                --------------

       (d) there shall have been delivered to Parent at the Closing, duly executed by each of the Image Shareholders, (i) an Agreement to be Bound to the Stockholders' Agreement, substantially in the form of Exhibit "F" hereto; and
                                                      -----------
(ii) an Agreement to be Bound to the Registration Rights Agreement;

       (e) Parent shall have received a corporate certificate of good standing for Image, and a copy of the Articles of Incorporation of Image, both as certified by the State Corporation Commission of Virginia;

       (f) as of the date three business days prior to the Closing Date the Image Debt shall be no greater than $800,000;

       (g) Image shall have complied with its obligations under Sections 6.6(a) and 6.9 hereof;

       (h) Parent shall have received, at the Closing, a duly executed opinion of counsel to Image, substantially in the form of Exhibit "G" hereto;
                                                  -----------

       (i) Parent shall have received from Image or the Image Shareholders, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel;

       (j) Parent shall have received evidence satisfactory to it that at the Closing the assets and properties used in the Image Business are free and clear of all Liens other than Permitted Liens (as hereinafter defined);

       (k) Parent shall have received, at the Closing, the Escrow Agreement executed and delivered by the Image Shareholders and the Escrow Agent, respectively; and

       (l) Parent shall have completed its due diligence review of Image and shall, in its sole and absolute discretion, be satisfied with the results thereof.

                                 ARTICLE VIII

                                INDEMNIFICATION

  8.1  Indemnification by Parent.

       (a) Parent shall indemnify and hold the Image Shareholders and Image's directors, officers and employees (collectively, the "Image Indemnified Parties") harmless from and against, and agree promptly to defend each of the Image Indemnified Parties from and reimburse each of the Image Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorney fees and other legal costs and expenses) (collectively, a "Image Loss") that any of the Image Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

             (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub in or pursuant hereto, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

             (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent pursuant hereto; and

             (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.1(a).

       (b) Notwithstanding any other provision hereof to the contrary, Parent shall not have any liability under Section 8.1(a)(i) above (i) unless the aggregate of all Image Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $200,000, and then only to the extent of such excess, (ii) for amounts in excess of, in the aggregate, the amount (the "Cap") determined by multiplying the aggregate value, at $10 per share, of the Parent Stock actually issued at the Closing pursuant to
Section 3.1(b) hereof, by a percentage equal to the aggregate Image Shareholdings, at the Closing, of the Controlling Shareholders relative to the holdings of all Image Shareholders, and (iii) unless the Image Shareholders have asserted a claim with respect to the matters set forth in Section 8.1(a)(i), or 8.1(a)(iii) to the extent applicable to Section 8.1(a)(i), within 18 months of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute an Image Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.1(a)(i), (ii) or (iii) above.

  8.2  Indemnification by the Image Shareholders.

       (a) The Controlling Shareholders, jointly and severally, and in addition the other Image Shareholders, severally but not jointly, shall indemnify and hold Parent, Sub, Surviving Corporation and their respective shareholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

             (i) in the case of the Controlling Shareholders, any breach or inaccuracy of any of the representations and warranties made by Image or the Image Shareholders in or pursuant hereto, or in any instrument certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof;

             (ii) in the case of each other Image Shareholder, any breach or inaccuracy of any of the representations and warranties made by and with respect to such Image Shareholder in Sections 4.2, 4.3(c), 4.5, 4.31, 4.32, 4.33 and
4.34 hereof or in any certificate or affidavit delivered by any of the same at the Closing in accordance herewith;

             (iii) any failure by Image or any of the Image Shareholders to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Image pursuant hereto; and

             (iv) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.2.

       (b) Notwithstanding the above, none of the Image Shareholders shall have any liability under Sections 8.2(a) above (i) unless the aggregate of all Parent Losses for which the Image Shareholders would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $200,000, and then only to the extent of such excess, (ii) for amounts in excess of the Cap in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Sections 8.2(a)(i) or (ii), or 8.2(a)(iv) to the extent applicable to Sections 8.2(a)(i) or (ii), within 18 months of the Effective Time, except with respect to the matters arising under Sections 4.18, 4.19, 4.20 or 4.24 hereof, in which event Parent must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that (A) a decrease in the value of Parent Stock would not, by itself, constitute a Parent Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.2(a)(i),
(ii), (iii) or (iv) above, and (B) failure to meet the Projection would not, by itself, constitute a Parent Loss, unless the Projection was not made in good faith.

  8.3  Notification of Claims; Election to Defend

       (a) A party entitled to be indemnified pursuant to Section 8.1 or 8.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

       (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 8.1 or 8.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 8.3(a) hereof, of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

  8.4 Payment. Any Indemnifying Party may, at such Indemnifying Party's option, pay all or part of any amount due under this Article VIII by delivery of shares of Parent Stock having a value equal to the amount due (to the extent that such Party owns sufficient shares of Parent Stock). For the purpose of this provision, the value of Parent Stock shall be deemed to be $10 per share.


                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

  9.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Time:

       (a) by mutual written consent of Parent and Image;

       (b) by Image, upon a material breach hereof on the part of Parent or Sub which has not been cured and which would cause any condition set forth in
Section 7.1 hereof to be incapable of being satisfied by July 31, 1998;

       (c) by Parent, upon a material breach hereof on the part of Image or any of the Image Shareholders which has not been cured and which would cause any condition set forth in Section 7.2 hereof to be incapable of being satisfied by July 31, 1998;

       (d) by Parent or Image if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

       (e) by either Parent or Image if the Merger shall not have been consummated on or before July 31, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

  9.2  Fees and Expenses.

       (a) If the Merger is consummated, all costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Surviving Corporation; provided, however, that the Image Shareholders shall pay all fees and expenses (including agents, counsel and other advisors) of Image and themselves that are not solely and directly related to the Merger.

       (b) If the Merger is not consummated for a reason other than the willful and material breach hereof by a party, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

       (c) If the Merger is not consummated because of a willful and material breach hereof by any party, the nonbreaching party or parties shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its or their rights hereunder with respect to such breach shall be paid by the breaching party.

  9.3 Amendment. This Merger Agreement may be amended by Parent, Sub, Image and, on behalf of all of the Image Shareholders, the Controlling Shareholders, at any time before or after approval hereof by the Image Shareholders, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way materially adversely affects the rights of the Image Shareholders, or
(iii) under applicable law would require approval of the Image Shareholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the Image Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, provided that after the Effective Time, any such amendment must be signed by the former holders of a majority of the Image Stock.

  9.4 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE X

                              GENERAL PROVISIONS

  10.1 Survival; Recourse. None of the agreements contained herein shall survive the Merger, except that (i) the agreements contained in Article III hereof, the covenants contained in Article VI hereof, the obligations to indemnify contained in Article VIII hereof and the agreements of the Surviving Corporation referred to in Sections 10.9 and 10.10 hereof, shall survive the Merger (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles IV and V hereof shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Image or Parent, and shall bind the legal representatives, assigns and successors of Image, the Image Shareholders and Parent, for a period of 18 months after the Closing Date (other than the representations and warranties contained in Sections 4.18, 4.19, 4.20 and 4.24 hereof, which shall survive for the applicable statute of limitations).

  10.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

   If to Image :           Image Communications, Inc.
                           1919 Gallows Rd., 10th Floor
                           Vienna, VA 22182
                           Attention:  Mr. Jeffrey R. Gordon, Chairman and CEO
                           Telephone:  703/848-2700
                           Telecopy:   703/848-0770

  With a copy to:          Hunton & Williams
                           1751 Pinnacle Dr., Ste. 1700
                           McLean, VA 22102
                           Attention:  Michael R. Lincoln, Esq.
                           Telephone:  703/714-7446
                           Telecopy:   703/714-7410

  If to the Image          To the address listed under the signature
  Shareholders:            line of the applicable Image Shareholder

  If to Parent or Sub:     IXL Holdings, Inc.
                           Two Park Place
                           1888 Emery St., 2nd Floor
                           Atlanta, GA 30318
                           Attention:  James V. Sandry
                           Telecopy:   404/267-3801
                           Telephone:  404/267-3800

  With copies to:          Minkin & Snyder, A Professional Corporation
                           One Buckhead Plaza
                           3060 Peachtree Rd., Ste. 1100
                           Atlanta, GA 30305
                           Attention:  James S. Altenbach, Esq.
                           Telecopy:   404/233-5824
                           Telephone:  404/261-8000

  and to:                  Kelso & Company
                           320 Park Ave., 24th Floor
                           New York, NY 10032
                           Attention:  James J. Connors II, Esq.
                           Telecopy:   212/223-2379
                           Telephone:  212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  10.3 Entire Agreement. The exhibits and schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the non-disclosure letter agreement between Parent and Image dated as of April 28, 1998. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

  10.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

  10.5 Governing Law. This Agreement, except to the extent that the VSCA or the DGCL is mandatorily applicable to the Merger, or to the rights of the Image Shareholders or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

  10.6 Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.

  10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

  10.8 Severability. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  10.9 Post-Closing Access. For a period of three years after the Closing Date, the Image Shareholders and their agents and representatives shall have reasonable access to the books and records of the Image Business.

  10.10 Post-Closing Notice. To the extent the Surviving Corporation receives written notice of any event or circumstance that materially affects any of the Image Shareholders, the Surviving Corporation shall promptly notify the affected Image Shareholder of such matter, information, or event and shall provide them with copies of all relevant documentation or correspondence in connection thereto.

  10.11  Certain Definitions.  As used herein:

       (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Image Real Property or interfering with the ordinary conduct of any of the Image Business; and (e) those Liens listed on Schedule 10.11;
                                        --------------

       (b) (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of Image" shall refer to the knowledge, subject to clause (i) above, of any of the Controlling Shareholders; and

       (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including Sub); provided, however, that with respect to the Parent, the terms "Subsidiary" and "Subsidiaries" shall not include Image or University Netcasting, Inc.


                     - SIGNATURES ON THE FOLLOWING PAGE -

    IN WITNESS WHEREOF, Parent, Sub and Image have caused this Agreement to be signed and delivered by their respective duly authorized officers, and each Image Shareholder has signed and delivered this Agreement, all as of the date first written above.

                              "Image"

                              Image Communications, Inc., a Virginia corporation


                              By: /s/ Jeffrey R. Gordon
                                 ----------------------------------
                              Title: Chairman


                              "Parent"

                              IXL Holdings, Inc., a Delaware corporation


                              By: /s/ James V. Sandry
                                 ----------------------------------
                              Title: Executive Vice President


                              "Sub"

                              iXL-DC, Inc., a Delaware corporation


                              By: /s/ James V. Sandry
                                 ----------------------------------
                              Title: Executive Vice President


                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                             "Image Shareholders"

                              /s/ Jeffrey R. Gordon
                             -------------------------------------------------
                                  Jeffrey R. Gordon

                             Address:  8120 Boss St.
                                       Vienna, VA 22182

                              /s/ Randall S. Coppersmith
                             -------------------------------------------------
                                  Randall S. Coppersmith

                             Address:  18908 Woodburn Rd.
                                       Leesburg, VA 02175

                              /s/ Nicholas Perrins
                             -------------------------------------------------
                             M.R.W. Ventures, LLC, by Nicholas Perrins,
                             its manager

                             Address:  204 N. Union St., Ste. 300
                                       Alexandria, VA 22314

                              /s/ Tony Carter
                             -------------------------------------------------
                             IBG, Inc. by Tony Carter, its
                                                           --------

                             Address:  1919 Gallows Rd., 10th Floor
                                       Vienna, VA 22182

                              /s/ Mario Morino
                             -------------------------------------------------
                             Morino Enterprises, Inc., by Mario Morino,
                             its president

                             Address:  1801 Robert Fulton Dr.
                                       Reston, VA 20191

                              /s/ John Burton
                             -------------------------------------------------
                             Burton Technology Partners, Ltd., by John Burton, its president

                             Address:  1110 Harvey Rd.
                                       McLean, VA 22101

                                   EXHIBITS
                                   --------


Parent's Closing Certificate.....................................   Exhibit A-1

Sub's Closing Certificate........................................   Exhibit A-2

Agreement to be Bound to Registration Rights Agreement...........   Exhibit B

Option Agreement.................................................   Exhibit C

Opinion of Counsel to Parent and Sub.............................   Exhibit D

Parent's Closing Certificate.....................................   Exhibit E

Agreement to be Bound to Stockholders' Agreement.................   Exhibit F

Opinion of Counsel to Image......................................   Exhibit G

Escrow Agreement.................................................   Exhibit H

                                SCHEDULE 3.1(B)
                                ---------------

                             MERGER CONSIDERATION
                        (See attached Schedule 3.1(B))




                                 SCHEDULE 4.1
                                 ------------

                 ARTICLES OF INCORPORATION AND BYLAWS OF IMAGE



                                SCHEDULE 4.3(A)
                                ---------------

                            CAPITALIZATION OF IMAGE



                                SCHEDULE 4.3(C)
                                ---------------

                             LIENS ON IMAGE STOCK



                                 SCHEDULE 4.5
                                 ------------

                   CONFLICTS, REQUIRED FILINGS AND CONSENTS



                                 SCHEDULE 4.7
                                 ------------

                   EXCEPTIONS TO ABSENCE OF CHANGES OF IMAGE




                                 SCHEDULE 4.8
                                 ------------

                       UNDISCLOSED LIABILITIES OF IMAGE

                                SCHEDULE 3.1(B)
                                ---------------

                        IMAGE/IXL MERGER CONSIDERATION
                       CONVERSION OF SHARES CALCULATION


PS              =   the number of shares of Parent Stock (valued, as of the
                    Closing, at $10 per share) for which each share of Image
                    Stock shall be exchanged pursuant to the Merger

D               =   the outstanding indebtedness of Image (the "Image Debt"),
                    including debt for borrowed money and accrued interest thereon, capital leases, any unpaid legal, accounting or other fees of Image, and that portion of accounts payable and accrued expenses that exceeds the 12 month average during Image's most recent fiscal year, all to be determined as of three business days prior to the Closing Date and all as determined in accordance with generally accepted accounting principles ("GAAP")

S               =   the number of issued and outstanding shares of Image Stock on the Closing Date

O               =   the total number of options to purchase Image Stock
                    outstanding on the Closing Date, to be exchanged for options to acquire Parent Stock pursuant to Section 6.6(b) hereof

X               =   one-half of the aggregate exercise price of O, as set forth on Schedule 3.1(b) hereto; and

PS              =   Projected 1998 Revenue      Deal Multiple           1/2 of X         D
                               3,000,000.00  x            1.875   +     $  212,844.69  - $ 797,290.88
                    -----------------------                             -------------    ------------
                    $                 10.00                             $       10.00    $      10.00
                    ---------------------------------------------------------------------------------
                                                        a                      o
                                                       1,395.30   +            460.40

PS              =                562,500.00  +       21,284.469   =         79,729.09
                    -----------------------------------------------------------------
                                                       1,855.70

PS              =                                    504,055.38
                                                    -----------
                                                       1,855.70

PS              =                                      271.6255

 . Image Stock:
                                                                                                Aggregate
Image Shares            Exchange Ratio            iXL Shares            Deemed Value            Consideration
      1,395.30  x                271.6255    =      378,999.0155   x    $      10.00     =         3,789,990.16

 . Image Options:
                                                                                                Initial Aggregate
Image Options           Exchange Ratio            iXL Shares            Deemed Value            Consideration
        460.40  x                271.6255    =      125,056.3665   x    $      10.00     =         1,250,563.65

                                                      Less aggregate exercise price      =          (423,375.46)

                                                      Total aggregate consideration      =         5,040,553.81

                                                   Adjusted aggregate consideration      =           827,188.19

                                 SCHEDULE 4.9
                                 ------------

                  EXCEPTIONS TO TITLE TO PROPERTIES OF IMAGE



                                 SCHEDULE 4.10
                                 -------------

                            BAD EQUIPMENT OF IMAGE



                                 SCHEDULE 4.12
                                 -------------

                        LIENS ON REAL PROPERTY OF IMAGE



                                 SCHEDULE 4.13
                                 -------------

                                LEASES OF IMAGE



                                 SCHEDULE 4.14
                                 -------------

                              CONTRACTS OF IMAGE



                                 SCHEDULE 4.15
                                 -------------

                        DIRECTORS AND OFFICERS OF IMAGE



                                 SCHEDULE 4.16
                                 -------------

                         PAYROLL INFORMATION OF IMAGE

                                 SCHEDULE 4.17
                                 -------------

                                  LITIGATION



                                 SCHEDULE 4.18
                                 -------------

                EMPLOYEE BENEFIT PLANS/LABOR RELATIONS OF IMAGE



                                 SCHEDULE 4.19
                                 -------------

                             ERISA ISSUES OF IMAGE



                                 SCHEDULE 4.21
                                 -------------

                                 IMAGE PERMITS



                                 SCHEDULE 4.23
                                 -------------

                                 IMAGE BROKERS



                                 SCHEDULE 4.25
                                 -------------

                 INTEREST IN CUSTOMERS, SUPPLIERS, COMPETITORS



                                 SCHEDULE 4.28
                                 -------------

                                   INSURANCE

                                 SCHEDULE 4.30
                                 -------------

                                  IMAGE DEBT



                                 SCHEDULE 5.1
                                 ------------

                CERTIFICATE OF INCORPORATION AND BYLAWS OF SUB



                                 SCHEDULE 5.3
                                 ------------

          CONFLICTS, REQUIRED FILINGS AND CONSENTS OF PARENT AND SUB



                                 SCHEDULE 5.4
                                 ------------

                               PARENT LITIGATION



                                 SCHEDULE 5.5
                                 ------------

                            PARENT AND SUB BROKERS



                                 SCHEDULE 5.6
                                 ------------

              OUTSTANDING OBLIGATIONS TO ISSUE OPTIONS, WARRANTS
                         OR OTHER PARENT STOCK RIGHTS



                                 SCHEDULE 5.7
                                 ------------

                            SUBSIDIARIES OF PARENT

                                 SCHEDULE 5.9
                                 ------------

                        PARENT UNDISCLOSED LIABILITIES



                                 SCHEDULE 5.13
                                 -------------

                       EXCEPTIONS TO ABSENCE OF CHANGES



                                SCHEDULE 6.6(B)
                                ---------------

               OPTIONS RECEIVED BY HOLDERS OF IMAGE STOCK RIGHTS



                                SCHEDULE 7.1(C)
                                ---------------

                                PARENT CONSENTS



                                SCHEDULE 7.2(C)
                                ---------------

                     IMAGE AND IMAGE SHAREHOLDERS CONSENTS



                                SCHEDULE 10.11
                                --------------

                           PERMITTED LIENS OF IMAGE

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is entered into as of this 22nd day of July, 1998, by and between IMAGE COMMUNICATIONS, INC., a Virginia corporation ("Image"), IXL HOLDINGS, INC., a Delaware corporation ("Parent") iXL-DC, INC., a Delaware corporation ("Sub"), and the shareholders of Image as listed on the signature page hereto (the "Image Shareholders").

                               R E C I T A L S:
                               - - - - - - - -

        WHEREAS, Image, Parent, Sub and the Image Shareholders previously entered into that certain Agreement and Plan of Merger, dated the 13th day of July, 1998 (the "Merger Agreement");

        WHEREAS, Image, Parent, Sub and the Image Shareholders each desire to amend the Merger Agreement in accordance with the terms set forth below;

        NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

        1.  AMENDMENT TO SECTION 3.1(b)(ii).  Section 3.1(b)(ii) of the Merger
            -------------------------------
            Agreement shall be deleted in its entirety and the following shall be substituted therefor:

                "INTENTIONALLY LEFT BLANK."

        2.  AMENDMENT TO SECTION 6.8.  Section 6.8 of the Merger Agreement shall
            ------------------------
            be deleted in its entirety and the following shall be substituted therefor:

                "INTENTIONALLY LEFT BLANK."

        3.  AMENDMENT TO SECTION 7.1(i).  Section 7.1(i) of the Merger
            ---------------------------
            Agreement shall be deleted in its entirety and the following shall be substituted therefor:

                "INTENTIONALLY LEFT BLANK."

        4.  AMENDMENT TO SECTION 7.2(k).  Section 7.2(k) of the Merger Agreement
            ---------------------------
            shall be deleted in its entirety and the following shall be substituted therefor:

                "INTENTIONALLY LEFT BLANK."

        5.  AMENDMENT TO EXHIBIT H.  Exhibit H attached to the Merger Agreement
            ----------------------
            shall be deleted in it entirety and the following shall be substituted therefor:

                "INTENTIONALLY LEFT BLANK."

        IN WITNESS WHEREOF, Parent, Sub and Image have caused this Amendment to be signed and delivered by their respective duly authorized officers, and each Image Shareholder has signed and delivered this Amendment, all as of the date first written above.

                              "IMAGE"

                              Image Communications, Inc., a Virginia corporation

                              By: /s/ Jeffrey R. Gordon
                                 -----------------------------------------------
                              Title:  Chairman

                              "PARENT"

                              IXL Holdings, Inc., a Delaware corporation

                              By: /s/ James V. Sandry
                                 -----------------------------------------------
                              Title:  Executive Vice President

                              "SUB"

                              iXL-DC, Inc., a Delaware corporation

                              By: /s/ James V. Sandry
                                 -----------------------------------------------
                              Title:  Executive Vice President


                  -SIGNATURES CONTINUE ON THE FOLLOWING PAGE-

                              "IMAGE SHAREHOLDERS"

                              /s/ Jeffrey R. Gordon
                              --------------------------------------------------
                                  Jeffrey R. Gordon

                              /s/ Randall S. Coppersmith
                              --------------------------------------------------
                                  Randall S. Coppersmith

                              M.R.W. VENTURES, LLC

                              By: /s/ R. Scott Mackay
                                 -----------------------------------------------
                              Name:   R. Scott Mackay
                              Title:  Vice President

                              IBG, INC.

                              By: /s/ Patti Bylund
                                 -----------------------------------------------
                              Name:   Patti Bylund
                              Title:  Chief Financial Officer and Director

                              MORINO ENTERPRISES, INC.

                              By: /s/ S.W. Comiskey
                                 -----------------------------------------------
                              Name:   S.W. Comiskey
                              Title:  Secretary

                              BURTON TECHNOLOGY PARTNERS, LTD.

                              By: /s/ John F. Burton
                                 -----------------------------------------------
                              Name:   John F. Burton
                              Title:  President